Exhibit 16(4)(ii):  Modified Single Premium Deferred Annuity Contract (7 Year) (Form No. IU-IA-3090)

ING Life Insurance and Annuity Company

[Windsor, Connecticut]

[Customer Service Center		Important terms and definitions used in this
P.O. Box 10450		Contract appear on page 4.
909 Locust Street
Des Moines, Iowa 50306-0450]
[1-888-854-5950]

Product Name		Contract Number
[ING Select Multi-Index 7]		[R123456]
Annuitant(s)	Age of Annuitant(s)	Sex of Annuitant(s)
[Thomas J. Doe]	[55]	[Male]
Owner/Joint Owner	Age of Owner/Joint Owner	Residence State
[John Q. Doe]	[35]	[Connecticut]
Contract Date	Issue State
[July 1, 2009]	[Connecticut]
Initial Premium
[$15,000.00]
Maturity Date	Annuity Plan
[July 1, 2039]	[Payments for Life with 10 Year Period Certain]

MODIFIED SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

In this Contract "you" or "your" refers to the Owner shown above. "We," "our," or "us" refers to ING Life Insurance and Annuity Company.

READ THIS CONTRACT CAREFULLY. This is a legal contract between you and us.

RIGHT TO EXAMINE AND RETURN THIS CONTRACT

You may return this Contract by mailing or delivering it to our Customer Service Center at the address shown above or to the producer through whom you purchased it within twenty days (or thirty days if this is a replacement contract as defined by applicable state regulation) after the date you receive it. If so returned, we will promptly pay you any portion of the Premium paid and not previously Surrendered as of the date the returned Contract is received by us. If you are unsure whether your Contract is a replacement contract, please contact us at our Customer Service Center at the phone number or address set forth above.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL OUR CUSTOMER SERVICE CENTER AT [1-888-854-5950] FOR INQUIRIES, INFORMATION OR ASSISTANCE.

Cash Surrender Values may increase based on the Strategy you have selected. You may allocate your Premium between the Fixed Rate Strategy and the Point-to-Point Cap Index Strategy. Under the Point-to-Point Cap Index Strategy contract values are affected by the performance of an external index, but the Contract does not directly participate in such external index or other equity investments.

The initial interest rate for the Fixed Rate Strategy is guaranteed for one year only.

If you Surrender all or a portion of the Accumulation Value of the Contract, Surrender Charges may apply. Surrender Charges, when applied, will reduce the amount paid to you. Surrender Charges will not apply under certain conditions (see Section 6.3).

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

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7.2	The Death Benefit	13
7.3	Annuity Payments	14

8. OTHER IMPORTANT INFORMATION
8.1	Annual Report to Owner	17
8.2	Assignment	17
8.3	Misstatement Made by Owner in Connection with the Purchase of this Contract	17
8.4	Payments We May Defer	17
8.5	Incontestability	17
8.6	Basis of Computation	17
8.7	Rules for Interpreting this Contract	17
8.8	Non-Waiver	17

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1. CONTRACT SCHEDULE

A. Charges
Surrender Charge Schedule:
Contract Year	1	2	3	4	5	6	7	8+
Surrender Charge Percentage	9%	8%	7%	6%	5%	4%	3%	0%
See Section 6.3 for details

B. Available Strategies and Indexes

Fixed Rate Strategy
Initial Premium applied to this Strategy								[$7,500]
Premium Allocation Percentage of Initial Premium								[50%]
Initial Fixed Rate Strategy Interest Rate								[3.00%]
Minimum Guaranteed Interest Rate								1.0%

Point-to-Point Cap Index Strategy

Initial Premium applied to this Strategy								[$7,500]
Premium Allocation Percentage of Initial Premium								[50%]
Percentage of
	Initial Premium			Initial Premium			Initial
Index	Allocated to Each Index			Allocated to Each Index			Index Cap*

[1 S&P 500]	[$3,750.00]	[25.0%]	[6.0%]
[2 Dow Jones EURO STOXX 50® Index]	[$3,750.00]	[25.0%]	[5.5%]
[3 Insert Index Name]	[$0.00]	[0.0%]	[0.0%]
[4 Insert Index Name]	[$0.00]	[0.0%]	[0.0%]

*Any Index Cap declared in the future will never be less than 2% and will never exceed 100%

[1“Standard & Poor’s®”, “S&P® “, “S&P 500® “, “Standard & Poor’s 500”, and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by ING Life Insurance and Annuity Company. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the product.]

[2STOXX and Dow Jones (“Licensors”) have no relationship to the Company, except the licensing of the Dow Jones EURO STOXX 50® Index, (the “Index”) and related trademarks for use with this fixed annuity Contract (the “Contract”). Licensors do not: sponsor, endorse, sell, promote or recommend the Contract; have any responsibility or liability for, or make any decisions on pricing administration, management or marketing of the Contract; or consider the needs of the Contract or its Owners in determining, composing or calculating the Index or have any obligation to do so.

Licensors will not have any liability in connection with the Contract. Specifically, Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the Contract, the Contract Owner or any other person in connection with the use of the Index and the data included in the Index; accuracy or completeness of the Index and its data; merchantability and fitness for a particular purpose or use of the Index and its data; or have any have liability for any errors, omissions or interruptions in the Index or its data; Under no circumstances will Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if Licensors knows that they might occur.

The licensing agreement between the Company and Licensors is solely for their benefit and not for the benefit of the Contract Owners or any other third parties.]

[3Insert Index Trademark Language]

[4Insert Index Trademark Language]

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1. CONTRACT SCHEDULE (cont.)

C.	Minimum Guaranteed Contract Value

The Minimum Guaranteed Contract Value equals the greater of:

(1)	The sum of the Minimum Guaranteed Strategy Value of each Strategy; or
(2)	100% of the Premium, less premium taxes, if applicable, less:
	(a)	Any Surrenders of Accumulation Value; plus
	(b)	Interest credited and compounded daily in a manner to yield the annual rate of 1.00%; less
	(c)	Any Surrender Charges.

D. Minimum Guaranteed Strategy Value
	Fixed Rate Strategy	Point-to-Point Cap
Index Strategy
Initial Minimum Guaranteed Strategy Value Rate:	[3.00%]	[2.00%]

The Minimum Guaranteed Strategy Value of each Strategy equals:

(1)	87.5% of the Premium allocated to the Strategy, less premium taxes, if applicable; plus
(2)	Reallocations into that Strategy; less
(3)	Reallocations and Surrenders taken from Accumulation Value in that Strategy; plus
(4)	Interest credited and compounded daily in a manner to yield the applicable Minimum Guaranteed Strategy Value Rate.

The initial Minimum Guaranteed Strategy Value Rates shown above are set on the Contract Date and will not change for the first seven Contract Years. On the seventh Contract Anniversary and on each Contract Anniversary thereafter, the Minimum Guaranteed Strategy Value Rates for all Strategies will be set equal to the average of the five-year Constant Maturity Treasury Rate for each day that it is reported by the Federal Reserve during the month of October in the calendar year preceding the calendar year of the Contract Anniversary, less 1.25% for the Fixed Rate Strategy and less 2.25% for the Point-to-Point Cap Index Strategy. The Minimum Guaranteed Strategy Value Rate for both the Fixed Rate Strategy and the Point-to-Point Cap Index Strategy will be rounded to the nearest 0.05% and will not be greater than 3.0% or less than 1.0%.

E.	Reallocations and Surrender Adjustments

A Reallocation of Accumulation Value will result in a pro-rata Reallocation of the Minimum Guaranteed Strategy Value in the same proportion as the Accumulation Value being reallocated bears to the total Accumulation Value of the Strategy and applicable Index, if any, attributable to the Allocation Anniversary.

Surrender of Accumulation Value from any Strategy will result in a dollar for dollar reduction of the Minimum Guaranteed Strategy Value of that Strategy equal to the amount of the Accumulation Value Surrendered (excluding the amount of any Surrender Charges deducted, if any).

F.	Attached Endorsements

[Form numbers and name of all attached Endorsements] IU-IA-3090 3 (Cont.) [THIS PAGE INTENTIONALLY LEFT BLANK] IU-IA-3090 3 (Cont.) [THIS PAGE INTENTIONALLY LEFT BLANK]	[Endorsement price if separate identified cost]

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3 (Cont.)

2. IMPORTANT TERMS AND DEFINITIONS

Accumulation Value is defined in Section 6.1.

Additional Premium means any payment, other than the Initial Premium, made by you and accepted by us for this Contract.

Allocation means apportioning your Premium among available Strategies and Indexes, if applicable.

Allocation Anniversary means the same date as the applicable Allocation Date each year. If the Allocation Date is February 29th, in non-leap years the Allocation Anniversary shall be March 1st.

Allocation Date means the date on which the Initial Premium, Reallocation or Additional Premium, as applicable, is allocated to any specific Strategy or Index.

Allocation Year means the period beginning on an Allocation Anniversary and ending on the day before the following Allocation Anniversary.

The Annuitant is designated by you as the individual upon whose life Annuity Payments will be based. There may be two Annuitants. The Annuitant(s) on the Contract Date are shown on the first page of this Contract. See Section 3.3 for additional details.

Annuity Payments are periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

The Annuity Plan is an option elected by you (or, if none is elected, is the option as described in Section 7.3) that determines the frequency, duration and amount of the Annuity Payments.

Beneficiary means the individual or entity you select to receive the Death Benefit.

Business Day means any day that the New York Stock Exchange ("NYSE") is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission ("SEC") requires that mutual funds, unit investment trusts or other investment portfolios be valued.

The Cash Surrender Value is the amount you receive upon full Surrender of this Contract. See Section 6.2 for additional details.

Code means the Internal Revenue Code of 1986, as amended.

Company Death Benefit Rate means the effective annual interest rate that we will credit to the Death Benefit from the date of death until the Death Benefit is paid. See Section 7.2 for additional details.

The Contingent Annuitant is the individual who is not an Annuitant and will become the Annuitant if all named Annuitants die prior to the Maturity Date and the Death Benefit is not otherwise payable.

Contract means this Modified Single Premium Deferred Annuity Contract.

The Contract Anniversary is the same day and month each year as the Contract Date. If the Contract Date is February 29th, in non-leap years the Contract Anniversary shall be March 1st.

Contract Date means the date on which this Contract becomes effective. The Contract Date is shown on the first page of this Contract.

A Contract Year is the period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

The Death Benefit is the amount payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of any Annuitant) prior to the Maturity Date.

Endorsements are attachments to this Contract that add, change or supersede its terms or provisions.

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Extended Medical Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying Medical Professional.

Fixed Rate Strategy is the Strategy that applies the declared Fixed Rate Strategy Interest Rate to the applicable Premium or Reallocation of Accumulation Value. See Section 5.2 for additional details.

Fixed Rate Strategy Interest Rate is the declared annual interest rate applicable to the Fixed Rate Strategy. The Fixed Rate Strategy Interest Rate is declared annually and in advance and is guaranteed for one year unless the Premium or Reallocation of Accumulation Value is reallocated to another strategy. The Fixed Rate Strategy Interest Rate shall be declared in our discretion and it will be at least equal to the Fixed Rate Strategy Minimum Guaranteed Interest Rate shown on the Contract Schedule.

Hospital or Nursing Home means a hospital or a skilled care or intermediate care nursing facility, operating as such according to applicable law and at which medical treatment is available on a daily basis. This does not include a rest home or other facility whose primary purpose is to provide accommodations, board, or personal care services to individuals who do not need medical or nursing care.

Index means an index applicable to the Point-to-Point Cap Index Strategy. See Section 5.3 for additional details.

Index Cap means the maximum Index Credit that may be applied at the end of each Indexing Period. It is declared annually in advance and is guaranteed for one year unless that Premium or Reallocation is reallocated to another Strategy or Index.

Index Credit means the rate credited to each Premium and Reallocation of Accumulation Value allocated to the Point-to-Point Cap Index Strategy and is based on the performance of the applicable Index as measured over the Indexing Period.

Index Number means the value of the Index. It excludes any dividends that may be paid by the firms that comprise the Index.

Indexing Period means the period over which the Index Cap is guaranteed and the Index Credit is calculated.

The Initial Premium is the payment made by you to us to put this Contract into effect.

An Irrevocable Beneficiary is a Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.

A Joint Owner is an individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership. Both Joint Owners must agree to any change or the exercise of any rights under the Contract. The Joint Owner may not be an entity and may not be named if the Owner is an entity. The Joint Owner, if any, on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details

Maturity Date means the date shown on the first page of this Contract. As long as this Contract is still in force on the Maturity Date, the Proceeds are used to determine the amount paid under the Annuity Plan chosen. The Maturity Date shall be the Contract Anniversary following the oldest Annuitant's attainment of age 85.

Minimum Guaranteed Contract Value is the minimum amount payable upon a full Surrender, at the Maturity Date or which would be payable as a Death Benefit. The Minimum Guaranteed Contract Value is defined in the Contract Schedule.

Minimum Guaranteed Interest Rate is the minimum interest rate that can be credited under the Fixed Rate Strategy. The Minimum Guaranteed Interest Rate is set forth in the Contract Schedule.

Minimum Guaranteed Strategy Value is the minimum value of any Strategy and is utilized only in the calculation of the Minimum Guaranteed Contract Value. The Minimum Guaranteed Strategy Value for each Strategy is defined in the Contract Schedule.

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Minimum Guaranteed Strategy Value Rates are the rates which are utilized to determine the Minimum Guaranteed Strategy Value for each Strategy. The initial Minimum Guaranteed Strategy Value Rates are set forth in the Contract Schedule.

Notice to Us means notice made in a form that: (1) is approved by or is acceptable to us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by us at our Customer Service Center at the address specified on the first page of this Contract. Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

The Owner is the individual (or entity) who is entitled to exercise the rights incident to ownership. The terms "you" or "your," when used in this Contract, refer to the Owner. The Owner on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Point-to-Point Cap Index Strategy is the Strategy that credits interest to the applicable Premium or Reallocation of Accumulation Value based on the Index Change, as defined in Section 5.3, of the Index over the Indexing Period. See Section 5.3 for additional details.

Premium means collectively the Initial Premium and any Additional Premium.

Premium Allocation Percentage means the percentage of Premium allocated into any specific Strategy.

Proceeds means the greater of the Minimum Guaranteed Contract Value or the Accumulation Value.

Proof of Death means the documentation we deem necessary to establish death including, but not limited to: (1) a certified copy of a death certificate; (2) a certified copy of a statement of death from an attending physician; (3) a finding of a court of competent jurisdiction as to the cause of death; (4) or any other proof that we deem in our discretion to be satisfactory to us.

Qualifying Medical Professional means a legally licensed practitioner of the healing arts who: (1) is acting within the scope of his or her license; (2) is not a resident of your household or that of the Annuitant; and (3) is not related to you or the Annuitant by blood or marriage.

Reallocation means changing the Strategy and/or Index applicable to a portion or all of the Accumulation Value.

The Right to Examine and Return This Contract is the period of time during which you have the right to return the Contract for any reason, or no reason at all, and receive the payment as described in the Right to Examine and Return This Contract provision appearing on the first page of this Contract.

Strategy means any interest crediting strategy available under this Contract, as defined in Section 5.

A Surrender is a transaction in which all or a part of the Accumulation Value is taken from the Contract.

A Surrender Charge is a charge applied to certain full or partial Surrenders during the first seven Contract Years and will reduce the amount paid to you. See Section 6.3 for additional details.

The Surrender Charge Free Amount equals 10% of the Contract's Accumulation Value as determined on the date of the first partial Surrender during the Contract Year. This is the amount you may Surrender without any Surrender Charge.

Terminal Condition means an illness or injury that results in a life expectancy of twelve months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.

"We," "our," or "us," when used in this Contract, refers to ING Life Insurance and Annuity Company, a stock company domiciled in Connecticut.

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3. INTRODUCTION TO THE CONTRACT

3.1 The Contract

This Contract and any attached application, amendments, or Endorsements constitute the entire contract between you and us. It is issued in consideration of the Initial Premium.

Only our President, a Vice President or Secretary is authorized to change or modify any of this Contract's terms, provisions or requirements. Any such change must be in writing. We may make changes to this Contract if required by law, including any changes necessary to continue to qualify such Contract as an annuity contract under applicable law. An Endorsement added to comply with applicable law does not require your consent but is subject to regulatory approval. Any such changes will apply uniformly to all contracts that are affected.

The provisions of this Contract shall, in all events, be construed to comply with applicable U.S. federal income tax requirements including the requirements of Section 72(s) of the Code.

3.2 The Owner

The Owner owns the Contract and is entitled to exercise the rights incident to ownership. You are the Owner of this Contract. There may be Joint Owners; however, if there is more than one Owner, both Owners must agree to any change or exercise of the rights under this Contract.

You may change the ownership of this Contract at any time prior to the Maturity Date. Any change, addition or deletion of an Owner is treated as a change of ownership. To change ownership, you must provide Notice to Us of such change. Change of ownership will take effect as of the date we receive Notice to Us.

3.3 The Annuitant

The Annuitant is the individual upon whose life the Annuity Payments are based. The Annuitant must be a natural person and is designated by you at the time this Contract is issued and cannot be changed. There may be two Annuitants.

In addition to the Annuitant, you may also name a Contingent Annuitant. The Contingent Annuitant cannot be changed while he or she is living.

If at the time of any Annuitant's death the Owner is not a natural person, the death of such Annuitant prior to the Maturity Date will be treated as the death of an Owner as described in Section 7.2.

If the Annuitants are not the Owners and all Annuitants die prior to the Maturity Date (and no Contingent Annuitant is named) and the Owner is a natural person, we will treat you or, if there are Joint Owners, the youngest Owner, as the Annuitant if such youngest Owner has not attained age 85 as of the date of the Annuitant's death. Otherwise you must name an individual as an Annuitant who has not attained age 85.

3.4 The Beneficiary

The Beneficiary is an individual or entity designated by you to receive the Death Benefit. A Beneficiary’s status may be changed at any time prior to the Maturity Date unless you designate such Beneficiary as an Irrevocable Beneficiary. An Irrevocable Beneficiary cannot be changed without the consent of the Irrevocable Beneficiary. You may designate one or more (i) primary Beneficiaries and (ii) contingent Beneficiaries. These classes set the order under which the Death Benefit is paid. If all the primary Beneficiaries die before any Owner (or, if the Owner is not a natural person, any Annuitant), the contingent Beneficiary shall take the place of, and be deemed to be, the primary Beneficiary, and the Death Benefit will be paid to the contingent Beneficiary. If there are multiple Beneficiaries, the Death Benefit shall be paid in equal shares to all Beneficiaries in the same class (primary or contingent, as applicable) unless you provide Notice to Us directing otherwise.

If there are Joint Owners, at the death of the first Owner, any surviving Owner shall take the place of, and be deemed to be, the primary Beneficiary. This will override any other Beneficiary designation.

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If there is a single natural Owner and all Beneficiaries die before the Owner, or if no Beneficiary has been designated at the time of the Owner’s death, the Owner’s estate will be deemed to be the primary Beneficiary.

If the Owner is not a natural person and all Beneficiaries die before any Annuitant, or if no Beneficiary has been designated at the time of any Annuitant's death, the Owner will be deemed to be the primary Beneficiary.

We will deem any Beneficiary to have predeceased the Owner if: (1) such Beneficiary died at the same time as the Owner;

(2) such Beneficiary died within twenty-four hours after the Owner's death; or

(3) there is not sufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

To make a Beneficiary change, you must provide Notice to Us. Unless you specify otherwise, such change cancels any existing Beneficiary designations in the same class (primary or contingent) and will take effect as of the date Notice to Us is received.

The rights of any Beneficiary (if a natural person), including an Irrevocable Beneficiary, will end if he or she dies prior to the Owner and will pass to any other Beneficiary (which, if a natural person, must be then living) as described in this Section 3.4 unless you provide Notice to Us directing otherwise.

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4. PREMIUMS

4.1 Premiums

The Initial Premium for this Contract is required to put this Contract into effect. The amount of the Initial Premium is shown on the first page of this Contract.

We retain the right, in our sole discretion, to refuse to accept any Additional Premium. Subject to our right to refuse and return any Additional Premium, you may pay Additional Premiums prior to the first Contract Anniversary.

Any Additional Premium must be received at our Customer Service Center at the address shown on the first page of this Contract and are subject to the following limitations: (1) Each payment of Additional Premium must be at least $5,000.

(2) The sum of all Premiums paid or the Accumulation Value under all annuity contracts you have with us, including this Contract, is less than $1,000,000.

4.2 Allocating Strategies

You select the Strategy and Index, if applicable, to which to allocate your Premiums from among those offered by us. Your selection of Strategy and Index, if applicable, for any Additional Premium payments will be at the same Premium Allocation Percentage as your Initial Premium, unless you provide Notice to Us directing otherwise. You may reallocate all or a portion of the Accumulation Value, attributable to that Allocation Anniversary in any Strategy and/or Index to any other available Strategy and/or Index by providing Notice to Us. You may do so only during the 30-day period following an Allocation Anniversary. No Surrender Charge will apply. The Reallocation from each Strategy and Index is taken on a last in first out basis. Such Reallocations are effective on the Allocation Anniversary immediately preceding the Reallocation and interest will be applied as though the Reallocation was in effect on such Allocation Anniversary. Reallocation requests must be in a form acceptable to us.

We may cease to accept Additional Premium payments to any specific Index at any time at our discretion.

In addition, we may cease to accept Reallocations to any specific Index, or cease to permit Accumulation Value from continuing to be applied to any specific Index at the applicable Allocation Anniversary under the following circumstances: (1) The Index is discontinued or its composition is substantially changed, or our agreement with the sponsor of the Index is terminated; or (2) We determine that conditions in the capital markets do not permit us to effectively establish reasonable Index Caps applicable to the Point-to-Point Cap Index Strategy.

We will notify you in advance of the date on which we will cease accepting Additional Premiums or Reallocations to an Index or cease to permit Accumulation Value from continuing to be applied to any specific Index at the applicable Allocation Anniversary. If you do not provide Notice to Us regarding the Reallocation of Accumulation Value from a discontinued Index, the Accumulation Value applicable to the discontinued Index will be reallocated to the Fixed Rate Strategy at the next Allocation Anniversary applicable to Accumulation Value allocated to the discontinued Index.

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5. STRATEGIES

5.1 Strategies

You select the Strategy and Index, if applicable, for which any portion of Premiums and Reallocations are allocated, subject to the terms of this Contract. We reserve the right to add Indexes as approved by the insurance supervisory official in the jurisdiction in which the Contract is issued.

We may cease to offer a specific Index or cease to accept Premiums and/or Reallocations to a specific

Index at any time. Any Additional Premiums and Reallocations accepted or continued application of amounts to any Strategy and Index are subject to the terms and conditions in existence for any Strategy and Index available at that time, including the then existing Fixed Rate Strategy Interest Rate and Index Caps which may differ from those applicable to previous allocations or Reallocations.

Surrenders are taken on a last in first out basis and in the same proportion as the Accumulation Value associated with the Strategy and any applicable Index relative to the total Accumulation Value.

5.2 Fixed Rate Strategy

Fixed Rate Strategy Interest Rates

In our discretion, we determine and set the Fixed Rate Strategy Interest Rate. The Initial Fixed Rate Strategy Interest Rate is stated in the Contract Schedule. The Fixed Rate Strategy Interest Rate will be declared annually and in advance and is guaranteed for one year unless the Premium or Reallocation of Accumulation Value is reallocated to another strategy. The Fixed Rate Strategy Interest Rate will be at least equal to the Fixed Rate Strategy Minimum Guaranteed Interest Rate shown on the Contract Schedule.

Fixed Rate Strategy Accumulation Value

The Accumulation Value for the Fixed Rate Strategy equals the sum of the Accumulation Value associated with each Premium and Reallocation allocated to this Strategy. Each Premium and Reallocation allocated to this Strategy will have an associated Accumulation Value which will be calculated as follows: (1) On each Allocation Date the Accumulation Value for each Premium or Reallocation equals the amount of Premium or Reallocation allocated to this Strategy, if any, less any premium tax, if applicable.

(2) On each Allocation Anniversary the Accumulation Value associated with each Premium or Reallocation allocated to this Strategy equals:

(a)	The Accumulation Value of the Premium or Reallocation allocated to this Strategy on the last Allocation Anniversary; less
(b)	Any Reallocations out of the Accumulation Value of the Premium or Reallocation allocated to this Strategy since the last Allocation Anniversary; less
(c)	Adjustments for any partial Surrenders of Accumulation Value of the Premium or Reallocation allocated to this Strategy since the last Allocation Anniversary; plus
(d)	Interest credited daily.

For the purpose of this calculation, during the first Allocation Year, the Allocation Date shall be deemed to be “the last Allocation Anniversary.”

Interest will be compounded daily in a manner to yield the declared annual Fixed Rate Strategy Interest Rate.

The portion of any Additional Premium or Reallocations allocated to this Strategy will be credited an interest rate declared in advance by us. The initial interest rate applicable to the Initial Premium is also shown in the Contract Schedule.

In case of full or partial Surrender, interest will be credited on the portion of this Strategy’s Accumulation Value Surrendered up to and including the date the transaction is processed. The Accumulation Value of this Strategy at any date within an Allocation Year will be determined by us with allowance for the time elapsed in the Allocation Year. No interest will be credited on any premium tax after we deduct it.

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5.3 Point-to-Point Cap Index Strategy

The following definitions apply to the Point-to-Point Cap Index Strategy:

Index Change is calculated as (i)/(ii)-1, where:

(i)	is the Index Number as of the end of the Indexing Period; and
(ii)	is the Index Number as of the start of the Indexing Period.

The Index Change is calculated separately for each Index.

Index Credit. We will apply the Index Credit to each Premium and Reallocation allocated to the Point-to-Point Index Cap Strategy. The Index Credit will equal the lesser of the Index Cap or the Index Change. The Index Credit will never be less than zero.

Index Number. Each Allocation of Premium and Reallocation will be assigned an Index Number equal to the value of the Index as of the close of business on the day before the Allocation Date. The Index Number for the start of each applicable Indexing Period after the first Indexing Period will be the Index Number as of the end of the Business Day before the Allocation Anniversary. If the Index Number is not published on any day for which a calculation is made, the first preceding published Index Number will be used.

Indexing Period. Each Allocation of Premium and Reallocation has its own specific Indexing Period. The initial Indexing Period for each Premium or Reallocation begins on the Allocation Date for that Premium or Reallocation and ends on the day before the following Allocation Anniversary. Subsequent Indexing Periods begin on the Allocation Anniversary and end on the day before the next Allocation Anniversary.

Point-to-Point Cap Index Strategy Accumulation Value

The Accumulation Value for this Strategy equals the sum of the Accumulation Value associated with each Premium and Reallocation allocated to an Index in the Strategy. Each Premium and Reallocation allocated to an Index in this Strategy will have an associated Accumulation Value which will be calculated as follows: (1) On each Allocation Date the Accumulation Value for each Premium or Reallocation equals the amount of Premium or Reallocation allocated to an Index in this Strategy, if any, less any premium tax, if applicable.

(2) On each Allocation Anniversary the Accumulation Value associated with each Premium or Reallocation allocated to an Index in this Strategy equals:

(a)	The Accumulation Value of the Premium or Reallocation allocated to an Index on the last Allocation Anniversary; less
(b)	Any Reallocations out of the Accumulation Value of the Premium or Reallocation allocated to an Index since the last Allocation Anniversary; less
(c)	Adjustments for any partial Surrenders of Accumulation Value of the Premium or Reallocation

     allocated to an Index since the last Allocation Anniversary; plus (d) The result multiplied by (1+ the applicable Index Credit)

     For the purpose of this calculation, on the first Allocation Anniversary the Allocation Date shall be deemed to be "the last Allocation Anniversary." (3) On any other date during the applicable Allocation Year, the Accumulation Value associated with each Premium or Reallocation allocated to an Index in this Strategy is calculated as follows:

(a)	The Accumulation Value of the Premium or Reallocation allocated to an Index on the last Allocation Anniversary; less
(b)	Any Reallocations out of the Accumulation Value of the Premium or Reallocation allocated to an Index since the last Allocation Anniversary; less
(c)	Adjustments for any partial Surrenders of Accumulation Value of the Premium or Reallocation

allocated to an Index since the last Allocation Anniversary.

For the purpose of this calculation, during the first Allocation Year the Allocation Date shall be deemed to be "the last Allocation Anniversary."

Surrenders do not participate in any Index Credits for the Allocation Year in which they are taken. IU-IA-3090 11

6. CONTRACT VALUES

6.1 The Accumulation Value

On the Contract Date, the Contract’s Accumulation Value equals the Initial Premium paid less any premium tax, if applicable. At any time after the Contract Date, the Contract’s Accumulation Value equals the sum of the Accumulation Value for each Allocation of Premium and Reallocation to a Strategy and associated Index, where applicable. The Accumulation Value for each Strategy and Index is calculated separately as set forth in Section 5 of this Contract.

6.2 The Cash Surrender Value

The Cash Surrender Value of this Contract equals the greater of:

(1) The Minimum Guaranteed Contract Value (as defined in the Contract Schedule); or (2) The Accumulation Value, less any Surrender Charge.

6.3 Charges

Surrender Charge

Except as described below, if the Contract is Surrendered, in full or in part, while the Surrender Charge schedule shown in the Contract Schedule is in effect a Surrender Charge will be imposed as a percentage of Accumulation Value Surrendered. The percentage imposed at the time of Surrender depends on the number of complete years that have elapsed since Contract issue. Surrender Charges are shown in the Contract Schedule.

No Surrender Charges will be assessed upon:

(1) the commencement of Annuity Payments if Annuity Payments begin after the seventh Contract Year; (2) any Surrender of Accumulation Value less than or equal to the Surrender Charge Free Amount; or (3) any Surrender of the Accumulation Value after the seventh Contract Year.

If total Surrenders in any Contract Year exceed the Surrender Charge Free Amount, any applicable Surrender Charges will apply to the amount Surrendered that is in excess of the Surrender Charge Free Amount.

Waiver of Surrender Charges due to Extended Medical Care or Terminal Condition

We will waive any Surrender Charges otherwise applicable if you Surrender, in full or in part, because you are receiving Extended Medical Care or if you are diagnosed with a Terminal Condition.

To qualify for a waiver as a result of Extended Medical Care:

(1) You (or any Annuitant, if the Owner is not a natural person) must first begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such Extended Medical Care for at least forty-five days during any continuous sixty day period; and (2) Your request for a Surrender, together with satisfactory proof of such Extended Medical Care, must be provided by Notice to Us during the term of such Extended Medical Care or within ninety days after the last day that you received such Extended Medical Care. Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

To qualify for a waiver as a result of a Terminal Condition:

(1) You (or any Annuitant, if the Owner is not a natural person) must first be diagnosed by a Qualifying Medical Professional as having a Terminal Condition on or after the first Contract Anniversary; and (2) Your request for a Surrender, together with satisfactory proof of such Terminal Condition, must be provided in a Notice to Us. Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

We may, at any time and at our expense, require a secondary medical opinion by a Qualifying Medical Professional of our choosing in connection with (i) the prescription of Extended Medical Care, or (ii) the diagnosis of a Terminal Condition.

Premium Tax

We may deduct from the Accumulation Value, as applicable, the amount of any premium tax or other state and local taxes levied by any state or local government entity when: (1) such premium tax is incurred by us; or

(2) the Proceeds or Cash Surrender Value, as applicable, is applied to an Annuity Plan as described in Section 7.3.

We have the right to change the amount we charge for any premium tax to conform to changes in applicable law or if you change your state of residence. Any premium taxes will be deducted on a last in first out basis and on a pro rata basis from the Strategy and Index.

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7. CONTRACT BENEFITS

7.1 Contract Surrender

On or at any time prior to the Maturity Date you may Surrender the Contract in full for its Cash Surrender Value. To do so you must provide Notice to Us, as defined in Section 2, which we must receive no later than the Maturity Date. If we receive your Notice to Us before the close of business on any Business Day, the Cash Surrender Value will be determined at the close of business on such Business Day; otherwise, the Cash Surrender Value will be determined as of the close of the next Business Day. We may require that this Contract be returned to us before we pay you the Cash Surrender Value. If you have lost the Contract, we may require that you complete and return to our Customer Service Center a lost contract form. Upon payment of the Cash Surrender Value, this Contract shall cease to have any further value.

At any time prior to the Maturity Date, you may also Surrender a portion of the Contract's Accumulation Value. The minimum amount that may be Surrendered at any one time is the lesser of: (i) $1,000; or (2) the Surrender Charge Free Amount. A partial Surrender will be deemed to be a full Surrender and the Cash Surrender Value will be paid if, at the time of the Surrender, the Cash Surrender Value is reduced to less than $2,500. Partial Surrenders will be taken on a last in first out basis and on a pro rata basis from the Strategy and Index.

7.2 The Death Benefit

If any Owner (or, if the Owner is not a natural person, any Annuitant) dies before the Maturity Date, the Death Benefit is payable to the Beneficiary as determined under Section 3.4. Only one Death Benefit is payable under this Contract. If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all Beneficiaries in the same class (primary or contingent, as applicable) unless you provide Notice to Us directing otherwise.

The Death Benefit equals the Proceeds as of the date of death of the Owner or Annuitant, whichever is applicable. From the date of death until the Death Benefit is paid, the Death Benefit will be credited with interest at the greater of the Company Death Benefit Rate or the applicable state interest rate required to be paid on annuity death claims, if any. We determine the Company Death Benefit Rate solely in our discretion and it is subject to change. Your Beneficiaries may contact us to determine the current Company Death Benefit Rate.

The entire interest in this Contract must be distributed as described below in accordance with the requirements of Section 72(s) of the Code and all the terms of this Contract shall be interpreted in accordance with that section. If the Death Benefit is applied to an Annuity Plan, the primary Beneficiary will be deemed to be the Annuitant. See Section 7.3 for more information on applying the Death Benefit to an Annuity Plan.

If any Owner (or, if the Owner is not a natural person, any Annuitant) dies before the Maturity Date, the following applies:

Spousal Beneficiaries

If the sole primary Beneficiary is the deceased Owner's "spouse" (as defined by federal law), upon Notice to Us from your surviving spouse, in lieu of receiving the Death Benefit, the Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the Code, and the following will apply: (1) If the deceased Owner was an Annuitant, the surviving spouse will also become an Annuitant.

(2) The age of the surviving spouse will be used as the Owner's age under the continued Contract. (3) Surrender Charges on subsequent Surrenders will be waived.

(4) Additional Premiums will not be accepted.

(5) At the subsequent death of the new Owner (i.e., the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below after which the continued Contract will terminate.

If the deceased Owner’s spouse does not choose to continue the Contract (or, if continued, upon the death of the deceased Owner’s spouse), the Death Benefit will be distributed as stated below for non-spousal Beneficiaries. If the deceased Owner’s spouse has attained age 85 on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract.

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Non-spousal Beneficiaries

If any primary Beneficiary is someone other than the deceased Owner's spouse, the primary Beneficiary will become the Annuitant and the following will apply: (1) No Additional Premiums may be made following the date of the Owner's death; and (2) The entire Proceeds must be distributed to the Beneficiary:

(a)	in its entirety within five years of the Owner's death; or
(b)	beginning within one year after the Owner's death: (i) over the life of the Beneficiary; or (ii) over a period not greater than the Beneficiary's life expectancy.

If the Beneficiary dies before all Death Benefit payments have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

How to Claim the Death Benefit

We shall pay the Death Benefit upon our receipt of Proof of Death and all required claim forms. The claimant should contact our Customer Service Center at the address or phone number on the first page of this Contract for further instructions.

7.3 Annuity Payments

If the Proceeds are less than $2,000 on the Maturity Date as shown on the first page of this Contract, we will pay you or, subject to our consent in the event the payee is not a natural person, a payee designated by you, the Proceeds in one lump sum payment as directed by you and this Contract will have no further value. If the Proceeds are equal to or greater than $2,000 on the Maturity Date as shown on the first page of this Contract and an Annuitant is living on the Maturity Date, we will begin making Annuity Payments as described below.

We will make Annuity Payments beginning on the Maturity Date, on a monthly basis unless you deliver Notice to Us directing us to pay at a different frequency. However, requests for periodic payments other than monthly, quarterly, semi-annually or annually require our consent.

If the day an Annuity Payment is scheduled to be paid is not a Business Day, for instance, a weekend, or does not exist in any month in which an Annuity Payment is due, for instance, a month that does not contain twenty-nine, thirty, or thirty-one days, such Annuity Payment will be paid on the next Business Day.

The amount applied to an Annuity Plan will be the Proceeds, less any applicable premium tax, which will determine the Annuity Payment under the Annuity Plan you have elected.

Each Annuity Payment must equal at least $20. If Annuity Payments would be less than $20, we have the right to make such Annuity Payments less frequently as necessary to make the Annuity Payment equal to at least $20.

We have the right to change the $2,000 and $20 minimums stated in this provision based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.

Electing an Annuity Plan

You may elect any of the Annuity Plans described below. In addition, you may elect any other Annuity Plan we may be offering on the Maturity Date. You may change the Annuity Plan you have elected at any time before the Maturity Date upon thirty days prior Notice to Us. Upon request, we will send you the proper forms to elect or change an Annuity Plan. The elected Annuity Plan shall become effective when we receive satisfactorily completed forms indicating your election.

If you do not elect an Annuity Plan by the Maturity Date, payments, calculated based on the oldest Annuitant's life, will be made to you or a payee designated by you automatically each month for a minimum of 120 months and as long thereafter as the oldest Annuitant lives unless otherwise limited by applicable law.

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Your election of an Annuity Plan is subject to the following additional terms and conditions: (1) If you do not direct us otherwise, Annuity Payments will be paid to you.

(2) Our consent is necessary if the payee is not a natural person.

(3) Any change in the payee will take effect as of the date we receive Notice to Us.

If any Owner or payee dies on or after the Maturity Date but before all Annuity Payments have been paid, we will pay the primary Beneficiary the remaining value of any such Annuity Payments at least as rapidly as under the Annuity Plan in effect at the time of death.

Subject to the provisions set forth above an Annuity Plan may also be elected for the distribution of the Cash Surrender Value after the first Contract Year, or the Death Benefit.

The Annuity Plans

(1) Payments for a Period Certain

Annuity Payments are paid in equal installments for a fixed number of years as shown in Table A below. The number of years cannot be less than ten or more than thirty unless otherwise limited by applicable law.

(2) Payments for Life with Period Certain

Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in Table B below. However, the number of years cannot be less than ten or more than thirty unless otherwise required by applicable law.

(3) Life Only Payments

     Annuity Payments are paid for as long as the Annuitant is living as shown in Table B below. (4) Joint and Last Survivor Life Payments

Annuity Payments are paid for as long as either of two Annuitants is living as shown in Table C below.

Annuity Plan Tables

The following tables show the minimum monthly payments for each $1,000 of Proceeds or Cash Surrender Value, as applicable, applied under the Annuity Plan, assuming fixed payments with a net investment return of 1.0%, using the Annuity 2000 Mortality Tables. We may pay a higher rate at our discretion.

In Tables B and C, the amount of each payment will depend on the Annuitant's sex and age as determined by the nearest birthday at the time Annuity Payments commence. Annuity Payments made on a basis other than monthly and for ages or number of years not shown will be calculated on the same basis as those shown and may be obtained from us by contacting our Customer Service Center at the address or phone number set forth on the first page of this Contract.

		Table A: Monthly Payments for a Period Certain

Years	Monthly	Years	Monthly	Years	Monthly
Payable	Payment	Payable	Payment	Payable	Payment
10	$8.75	17	$5.33	24	$3.90
11	7.99	18	5.05	25	3.76
12	7.36	19	4.81	26	3.64
13	6.83	20	4.59	27	3.52
14	6.37	21	4.40	28	3.41
15	5.98	22	4.22	29	3.31
16	5.63	23	4.05	30	3.21

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Table B: Monthly Life Payments (Single Annuitant)

				Life with 10 Year	Life with 20 Year
Age of		Life Only		Period Certain	Period Certain
Payee	Male	Female	Male	Female	Male	Female
50	$2.98	$2.75	$2.97	$2.74	$2.89	$2.70
55	3.37	3.08	3.34	3.07	3.20	2.99
60	3.89	3.52	3.82	3.49	3.55	3.34
65	4.58	4.11	4.44	4.04	3.91	3.72
70	5.54	4.93	5.20	4.75	4.22	4.10
75	6.87	6.12	6.09	5.67	4.43	4.38
80	8.72	7.88	7.00	6.71	4.54	4.53
85	11.30	10.50	7.79	7.65	4.58	4.58

Table C: Monthly Joint and Last Survivor Life Payments (Joint Annuitants)

					Male Age
Female	50	55	60	65	70	75	80	85
Age
50	$2.47	$2.55	$2.47	$2.55	$2.62	$2.67	$2.70	$2.72
55	2.60	2.73	2.85	2.93	2.99	3.03	3.05	3.06

60	2.71	2.90	3.08	3.22	3.33	3.41	3.46	3.48
65	2.81	3.05	3.30	3.53	3.73	3.87	3.97	4.03
70	2.87	3.16	3.49	3.83	4.15	4.41	4.61	4.75
75	2.92	3.25	3.64	4.09	4.56	5.01	5.39	5.67
80	2.95	3.30	3.74	4.28	4.91	5.58	6.23	6.79
85	2.96	3.34	3.81	4.42	5.17	6.06	7.03	7.98

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8. OTHER IMPORTANT INFORMATION

8.1 Annual Report to Owner

We will provide you a report at least once during each Contract Year. The report will show the current Accumulation Value and the Cash Surrender Value of this Contract, as well as any amounts deducted from, or added to, the Accumulation Value since the last report. The report will also include any other information that is required by law or regulation.

This report will be sent to you at your last known address within sixty days after the report date. Upon your request, we will provide additional reports, but we reserve the right to assess a reasonable charge for each such additional report. We will also provide you with copies of any other notices, reports or documents as required by law or regulation.

8.2 Assignment

You may assign this Contract as security for a loan or other obligation. Such an assignment is not a change of ownership. However, your rights, and those of any Beneficiary, are subject to the terms of any assignment. Written consent of any Irrevocable Beneficiary is required before any assignment is effective. You shall provide Notice to Us in order to make, modify or release any assignment. We are not responsible for the validity or other effects of any assignment.

8.3 Misstatement Made by Owner in Connection with the Purchase of this Contract

We may require proof of the age and/or sex of any person upon whose life Death Benefits or Annuity Payments are determined. If you have misstated the age or sex of such person, we will adjust future benefit payments to reflect those that the Premiums would have purchased at the correct age or sex. We will include in the next payment any underpayments due to such misstatement with interest credited at the rate of 1.5% annually. We will deduct any overpayments plus interest at 1.5% annually from future payments until the overpayment has been repaid in full.

We reserve the right to void this Contract and return the Cash Surrender Value in the event you make any material misrepresentation in connection with the purchase of this Contract.

8.4 Payments We May Defer

We may, at any time, defer payment of the full Cash Surrender Value or any partial Surrender for up to six months after we receive a request for it, contingent upon written approval by the insurance supervisory official in the jurisdiction in which this Contract is issued.

8.5 Incontestability

Except in the case of fraud, this Contract shall be incontestable from the Contract Date.

8.6 Basis of Computation

If required by law, we have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is issued. The reserves and guaranteed values will at no time be less than the minimums required by the laws of such jurisdiction.

8.7 Rules for Interpreting this Contract

In this Contract, headings and captions are intended for convenience in reference only and do not affect interpretation of the Contract’s provisions. Unless the context clearly indicates otherwise: (1) All language that implies the singular will also include the plural (and vice versa) and any words indicating one gender will also include the other gender, as appropriate; and (2) Where a word or phrase has been given a defined meaning, any other part of speech or grammatical form of that word or phrase will have a corresponding meaning.

8.8 Non-Waiver

We may, in our discretion, elect not to exercise any right, privilege, or option under this Contract. Such election will not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor will it constitute a waiver of any provision in the Contract.

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ING Life Insurance and Annuity Company

[Windsor, Connecticut]

[Customer Service Center

P.	O. Box 10450
909	Locust Street

Des Moines, Iowa 50306-0450]
[1-888-854-5950]

MODIFIED SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

Cash Surrender Values may increase based on the Strategy you have selected. You may allocate your Premium between the Fixed Rate Strategy and the Point-to-Point Cap Index Strategy. Under the Point-to-Point Cap Index Strategy contract values are affected by the performance of an external index, but the Contract does not directly participate in such external index or other equity investments.

The initial interest rate for the Fixed Rate Strategy is guaranteed for one year only.

If you Surrender all or a portion of the Accumulation Value of the Contract, Surrender Charges may apply. Surrender Charges, when applied, will reduce the amount paid to you. Surrender Charges will not apply under certain conditions (see Section 6.3).

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

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